              As filed with the Securities and Exchange Commission
                              on February 18, 1994
                                                       Registration No. 33-50835

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ________________

                                    FORM S-3
                       POST-EFFECTIVE AMENDMENT NO. 2 TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                                   MEDITRUST
        (Exact name of registrant as specified in governing instruments)

        Massachusetts                                   04-6532031
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)
                             128 Technology Center
                          Waltham, Massachusetts 02154
                                 (617) 736-1500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                _______________
                               ABRAHAM D. GOSMAN
                      Chairman and Chief Executive Officer

                                   MEDITRUST
                             128 Technology Center
                               Waltham, MA 02154
                                 (617) 736-1500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:
                           MICHAEL J. BOHNEN, ESQUIRE
                            NUTTER, McCLENNEN & FISH
                            One International Place
                             Boston, MA 02110-2699
                                 (617) 439-2000

   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

   Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained herein also relates to securities of the registrant previously registered on Form S-3 (Registration No. 33-55386).

PROSPECTUS
                                   MEDITRUST


                         Shares of Beneficial Interest,
                   Debt Securities and/or Securities Warrants
                                _______________

   Meditrust, a Massachusetts business trust (together with its subsidiaries unless the context otherwise requires, the "Company"), is a real estate investment trust under the Internal Revenue Code of 1986, as amended, which may offer from time to time, in one or more series, its debt securities (the "Debt Securities"), warrants to purchase Debt Securities (the "Debt Securities Warrants"), shares of beneficial interest, without par value (the "Shares"), and warrants to purchase Shares (the "Share Warrants"). The Debt Securities Warrants and the Share Warrants are collectively referred to herein as the "Securities Warrants." The Debt Securities, Shares and Securities Warrants are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of $368,730,402.50 and will be offered on terms to be determined at the time of offering.


   In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Shares, the specific number of Shares and issuance price per Share will be set forth in an accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

   The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the Prospectus Supplement.


   The Company's shares are traded on the New York Stock Exchange under the symbol "MT." On February 15, 1994, the closing sale price of the shares on the New York Stock Exchange was $33.50.

                                ________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                         ______________________________

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                         _____________________________
   This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                         _____________________________

               The date of this Prospectus is February 16, 1994.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Reports, proxy materials and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, Room 1102, New York, New York 10005.

   The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1993, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the principal office of the Commission in Washington, D.C.

   Statements made in this Prospectus and any accompanying Prospectus Supplement as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Company hereby incorporates by reference into this Prospectus its Annual Report on Form 10-K for the fiscal year ended December 31, 1992, its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1993, June 30, 1993 and September 30, 1993 and its Current Report on Form 8-K dated January 27, 1994, which shall be deemed to be a part hereof. The discussion of Federal income tax treatment of the Company and its shareholders which is contained in the Company's Current Report on Form 8-K dated March 4, 1992, including any amendment or report filed for the purpose of updating such discussion, is hereby incorporated by reference into this Prospectus and shall be deemed to be a part hereof.


   All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Lisa M. Pavelka, Vice President and Treasurer, Meditrust, 128 Technology Center, Waltham, Massachusetts 02154, telephone (617) 736-1500.

                                _______________

   THE DECLARATION OF TRUST ESTABLISHING THE COMPANY, DATED AUGUST 6, 1985, AS AMENDED (THE "DECLARATION"), A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                  THE COMPANY

   Meditrust is the largest dedicated health care real estate investment trust in the United States, based on its gross real estate investments of approximately $1.3 billion as of December 31, 1993. The Company's strategy is to produce income for distribution to shareholders through investments in a diversified portfolio of quality "subacute" health care facilities.



   As of December 31, 1993, the Company had investments in 191 facilities, consisting of 159 long-term care facilities, 20 rehabilitation hospitals, two alcohol and substance abuse facilities, six psychiatric hospitals and four retirement facilities. The properties are located in 33 different states and are operated by 29 health care companies. Of the 29 different operators, six are publicly-traded companies, including The Mediplex Group, Inc., Continental Medical Systems, Inc., Geriatric and Medical Centers, Inc., Integrated Health Services, Inc., Mariner Health Group, Inc. and Rehab Systems (a subsidiary of NovaCare), and in the aggregate constitute approximately 56% of the Company's real estate investments.


   The Company's real estate investments are either owned by the Company or secured by mortgage liens. As of December 31, 1993, sale/leaseback transactions constituted 53%, permanent mortgage loans constituted 45% and development mortgage financing constituted 2% of the Company's portfolio as measured by gross real estate investments. The leases and mortgages provide for rental or interest rates which generally range from 10.75% to 13% per annum of the acquisition price or mortgage amount. The leases and mortgages generally provide for an initial term of 10 years, with the leases having one or more five-year renewal options. The loans and mortgages also provide for additional rent and interest which are based upon a percentage of increased revenues over specific lease period revenues of the related properties. For the year ended December 31, 1992, the aggregate amount of additional rent and interest was $7.6 million compared to $5.4 million for the year ended December 31, 1991.


   In addition, the Company usually obtains guarantees from the parent corporation, if any, of the operator or affiliates or individual principals of the operator. Most obligations are backed by letters of credit, security deposits or pledges of certificates of deposit which cover from six to twelve months of lease or mortgage payments. In addition, permanent mortgage and development mortgage loans generally are cross-collateralized with any other mortgage and development loans, leases or other agreements between the Company and the same operator or any affiliated operators. Leases and mortgage loans generally are cross-defaulted with any other leases or mortgages between the Company and the same operator or any affiliated operators. With respect to development mortgage loans, the Company generally requires guaranteed maximum price construction contracts, performance completion bonds or guarantees and cost overrun guarantees. The Company enters into a development mortgage loan when the Company will also be the permanent mortgage lender. In making its investment decisions, the Company reviews, among other criteria, the operational viability of the facility, the experience and competency of the operator and the financial strength of the guarantor.

   The Company was organized to qualify, and intends to continue to operate, as a real estate investment trust in accordance with Federal tax laws and regulations. So long as the Company so complies, with limited exceptions, the Company will not be taxed under Federalincome tax laws on that portion of its taxable income that it distributes to its shareholders. The Company has distributed, and intends to continue to distribute, substantially all of its real estate investment trust taxable income to shareholders.

   Initially, the Company's portfolio consisted entirely of properties leased to subsidiaries of its original sponsor, The Mediplex Group, Inc. ("Mediplex"). Consistent with its strategy of diversification, the Company has reduced the portion of its portfolio represented by Mediplex-related properties. The portion of the Company's portfolio represented by Mediplex-related properties, as measured by gross real estate investments, has decreased to 29% at December 31, 1993 from 87% at December 31, 1987.


   Based upon publicly-available information, Mediplex's net patient source revenues and net income for the fiscal year ended December 31, 1993 were approximately $397.8 million and $17.7 million, respectively. Mediplex's total assets and stockholders' equity as of September 30, 1993 were approximately $419.7 million and $126.5 million, respectively. Mediplex is subject to the informational requirements of the Exchange Act and, accordingly, files annual and quarterly reports on Forms 10-K and 10-Q with the Commission and the New York Stock Exchange.

   In order to meet its ongoing capital requirements for additional investments, the Company may raise additional equity capital through the sale of Shares or may issue additional debt or warrants to purchase Shares or Debt Securities.

   The Company's principal executive offices are located at 128 Technology Center, Waltham, Massachusetts 02154, and its telephone number is (617) 736-1500.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                       Year Ended December 31,
                                                       ----------------------
                                  1989            1990           1991         1992        1993
                                  ------------------------------------------------------------
Ratio                             1.62            1.67           l.60         1.88        2.02


         For the purpose of calculating the ratio of earnings to fixed charges for the years ended December 31, 1989, 1990, 1991, 1992 and 1993, net income has been added to interest expense and that sum has been divided by such interest expense.


                                USE OF PROCEEDS

         Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general business purposes, including the repayment of bank lines of credit, if any, outstanding, and investments in health care facilities. As of February 15, 1994, $92,000,000 was outstanding under the Company's bank lines of credit. All currently outstanding loans under the Company's bank lines of credit mature prior to July 30, 1995 and accrue interest at the London Interbank Offering Rate plus 1.50%. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, direct obligations issued or guaranteed by the United States, certificates of deposit or accounts, or investment grade commercial paper, consistent with the Company's qualification as a real estate investment trust, the Company's Restated Declaration of Trust, as amended (the "Declaration"), and the Company's agreements with its lenders.

                             DESCRIPTION OF SHARES

     There is no limit on the number of Shares the Company is authorized to issue. Shares may be issued by the Board of Trustees without any vote of the shareholders. The outstanding Shares are of one class and without par value. The following description is qualified in all respects by reference to the Declaration and the By-laws of the Company, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

     Shares of Beneficial Interest. All Shares participate equally in dividends and in net assets available for distribution to shareholders on liquidation or termination of the Company, have one vote per Share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of Trustees. The Shares offered hereby will be validly issued, fully paid and nonassessable by the Company upon issuance.

     Redemption. For the Company to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), in any taxable year, not more than 50% of its outstanding Shares may be owned by five or fewer individuals and Shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to meet these requirements, the Trustees have the power to redeem or prohibit the transfer of a sufficient number of Shares selected in a manner deemed appropriate to maintain or bring the ownership of the Shares into conformity with such requirements. In connection with the foregoing, if the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the Shares has or may become concentrated in the hands of one beneficial owner, the Trustees shall have the power (i) by lot or other means deemed equitable by them to call for the purchase from any shareholder of the Company of a number of Shares sufficient, in the opinion of the Trustees, to maintain or bring the direct or indirect ownership of Shares of such owner to a level of no more than 9.9% of the outstanding Shares, and
(ii) to refuse to transfer or issue Shares to any person whose acquisition of such Shares would cause a beneficial holder to hold in excess of 9.9% of the outstanding Shares. Further, any transfer of Shares that would create a beneficial owner of more than 9.9% of the outstanding Shares shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any Shares so redeemed shall be equal to the fair market value of the Shares reflected in the closing sales price for the Shares, if then listed on a national securities exchange, or the average of the closing sales price for the Shares if then listed on more than one national securities exchange, or if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisition are sent by the Company. From and after the date fixed for purchase by the Trustees, the holder of any Shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares, except the right to payment of the purchase price for the Shares.

     The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain shareholders might deem in their interest or in which they might receive a substantial premium. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Shares, deprive shareholders of opportunities to sell at a temporarily higher market price.

     Additional Provisions. The Declaration provides that annual meetings of shareholders are to be held within six months after the end of each fiscal year and special meetings of the shareholders may be called by the President of the Company, a majority of the Trustees or a majority of the Independent Trustees (defined in the Declaration) and shall be called upon the written request of the holders of 10% or more of the outstanding Shares.

     Whenever any action is to be taken by the shareholders, it shall, except as otherwise clearly indicated in the Declaration of Trust, be authorized by holders of a majority of the Shares then outstanding and entitled to vote thereon. Notwithstanding the foregoing, at all elections of Trustees, voting by shareholders shall be conducted under the non-cumulative method and the election of Trustees shall be by the affirmative vote of the holders of Shares representing a plurality of the Shares then outstanding which are present in person or by proxy at a meeting in which a quorum is present.

     Whenever shareholders are required or permitted to take any action (unless a vote at a meeting is specifically required, as with respect to termination or amendment of the Declaration), such action may be taken without a meeting by written consents setting forth the action so taken, signed by the holders of a majority (or such higher percentage as may be specified) of the outstanding Shares that would be entitled to vote thereon at a meeting.

     Except with respect to matters on which a shareholders' vote is specifically required by the Declaration, no action taken by the shareholders at any meeting shall in any way bind the Trustees.

     The Shares have no preemptive, conversion, exchange, sinking fund or appraisal rights.

     The Declaration provides that shareholders of the Company shall not be subject to any liability for the acts or obligations of the Company and that, as far as is practicable, each written agreement of the Company is to contain a provision to that effect. No personal liability will attach to the shareholders for claims under any contract containing such a provision in writing where adequate notice is given of such provision, except possibly in a few jurisdictions. With respect to all types of claims in such jurisdictions and with respect to tort claims, contract claims where the shareholder liability is not disavowed as described above, claims for taxes and certain statutory liabilities in other jurisdictions, a shareholder may be held personally liable to the extent claims are not satisfied by the Company. However, the Declaration provides that, upon payment of any such liability, the shareholder will be entitled to reimbursement from the general assets of the Company. The Trustees intend to conduct the operations of the Company, with the advice of counsel, in such a way as to avoid, as far as is practicable, the ultimate liability of the shareholders of the Company. For example, almost all of the real estate and all of the mortgages included in the assets of the Company are held by corporate subsidiaries. The Trustees do not intend to provide insurance covering such risks to shareholders.

     Transfer Agent and Registrar. Fleet National Bank, Providence, Rhode Island, acts as transfer agent and registrar of the Shares.


                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued in one or more series under an Indenture (the "Indenture") to be executed by the Company and a trustee (the "Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Debt Securities include those stated in the Indenture and those made a part of the Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended.

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

     General. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement will describe certain terms of any Debt Securities offered hereby, including (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price;
(iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates; (vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities; (viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Securities; (x) certain applicable United States Federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for Shares or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; and (xvi) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

     Conversion Rights. The terms, if any, on which Debt Securities of any series may be exchanged for or converted into Shares or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a real estate investment trust ("REIT"), a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the then outstanding Shares.

     The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in Shares on any class of shares of the Company; (ii) subdivisions, combinations and reclassifications of Shares; (iii) the issuance to all or substantially all holders of Shares of rights or warrants entitling them to subscribe for or purchase Shares at a price per Share (or having a conversion price per Share) less than the then current market price; and (iv) distributions to all or substantially all holders of Shares or shares of any other class, or evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. In the event the Company shall effect any capital reorganization or reclassification of its Shares or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all its assets to any other trust or corporation, the holders of the Debt Securities of any series ("Holders") shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each Share into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each Share.

     A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provision for such an adjustment) might result in a constructive distribution to the Holders of Debt Securities of such series or holders of Shares that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Trustees of the Company deems advisable to avoid or dimish any income tax to holders of Shares resulting from any dividend or distribution of Shares (or rights to acquire Shares) or from any event treated as such for income tax purposes or for any other reason. The Board of Trustees will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debt Securities of such series and its actions in so doing shall be final and conclusive.

     Fractional Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on Shares.

     Optional Redemption. The Debt Securities of any series will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Company's status as a REIT at the option of the Company on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. Except as otherwise set forth in the accompanying Prospectus

Supplement, the Company may exercise its redemption powers solely with respect to the securities of the security holder or holders which pose a threat to the Company's REIT status and only to the extent deemed necessary by the Company's Board of Trustees to preserve such status. (See "Redemption" under
"Description of Shares".)   The Indenture does not contain any provision
requiring the Company to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause.

     Dividends, Distributions and Acquisitions of Shares of Beneficial Interest. The Indenture provides that the Company will not (i) declare or pay any dividend or make any distribution on its shares of beneficial interest or to holders of its Shares (other than dividends or distributions payable in its shares of beneficial interest or other than as the Company determines is necessary to maintain its status as a REIT) or (ii) purchase, redeem or otherwise acquire or retire for value any of its shares of beneficial interest or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

     Additional Covenants. Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relative thereto.

     Modification of the Indenture. Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities;
(iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or (viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

     Events of Default, Notice and Waiver. Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

     The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture;
(iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or
(y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; (v) certain events of bankruptcy, insolvency or reorganization relating to the Company and (vi) any other Event of Default provided with respect to the Debt Securities of that series.

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Securities of such series affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

     Consolidation, Merger, Sale or Conveyance. The Indenture provides that the Company may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be an entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in turn, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture; (ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

     The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through records maintained by the Depository for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

     Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

     Governing Law. The Indenture and the Debt Securities will be governed by and construed in accordance with the laws, of the Commonwealth of Massachusetts.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities or Shares. Securities Warrants may be issued independently or together with Debt Securities or Shares offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or Shares. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Company in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Security Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Security Warrants.

     If Debt Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants, (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately, (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise, (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire, (vii) whether the Securities Warrants will be issued in registered or bearer form, (viii) any special United States Federal income tax consequences, (ix) the terms, if any, on which the Company may accelerate the Expiration Date and (ix) any other terms of such Securities Warrants.

     In the case of Share Warrants, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the aggregate number of Shares purchasable upon exercise of such Securities Warrants and the exercise price,
(iii) the designation and terms of the series of Debt Securities with which such Securities Warrants are being offered, if any, and the number of such Securities Warrants being offered with each such Debt Security or Share, (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities or Shares will be transferable separately, (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date, (vi) any special United States Federal income tax consequences and (vii) any other terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Debt Securities Warrants, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Share Warrants, holders of such Securities Warrants will not have any rights of holders of such Shares, including the right to receive payments of dividends, if any, on such Shares, or to exercise any applicable right to vote.

     Certain Risk Considerations. Any Securities Warrants issued by the Company will involve a certain degree of risk, including risks arising from the fluctuations in the price of the underlying securities and general risks applicable to the stock market (or markets) on which the underlying securities are traded.

     Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase as the price, or, if applicable, dividend rate on the underlying securities increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out of the money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

     In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants,
(ii) the price of the underlying securities at such time, (iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading prices of the underlying securities and should be carefully considered prior to making any investment decisions.

     Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Company may, but is not obligated to, file an application to list any Securities Warrants issued on a United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants.
Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Company and as such will be subject to any changes in the perceived creditworthiness of the Company.

     Exercise of Securities Warrants. Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities or Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

     Amendments and Supplements to Securities Warrant Agreement. The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder, to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interest of the holders of the Securities Warrants.

     Share Warrant Adjustments. Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of and the number of Shares covered by a Share Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Shares payable in Shares and Share splits combinations or reclassification of Shares, (ii) issuance to all holders of Shares of rights or warrants to subscribe for or purchase Shares at less than their current market price (as defined in the Securities Warrant Agreement for such series of Share Warrants), and (iii) certain distributions of evidences of indebtedness or assets

(including securities but excluding cash, dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Shares or of subscription rights and warrants excluding those referred to above).

     No adjustments in the exercise price of and the number of Shares covered by a Share Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of and the number of Shares covered by a Share Warrant will not be adjusted for the issuance of Shares or any securities convertible into or exchangeable for Shares or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company or (iii) reclassification, capital reorganization or change of the Shares (other than solely a change in par value), then any holder of a Share Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Share Warrant the kind and amount of Shares or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Share Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Share Warrant following any such event consists of common stock (or its equivalent) of the surviving entity, then from and after the occurrence of such event, the exercise price of such Share Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Shares.


                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in any of three ways: (1) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to investors. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Nutter, McClennen & Fish. In addition, Nutter, McClennen & Fish will pass upon certain Federal income tax matters relating to the Company.


                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1992 and 1991 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1992, and the financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Coopers & Lybrand, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

_______________________________________________________

NO DEALER, SALESMAN OR OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS, OTHER THAN THOSE
HEREIN, IN CONNECTION WITH THIS
OFFERING AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY OR
ANY OTHER PERSON.  THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL,
OR SOLICITATION OF AN OFFER TO BUY,
ANY OF THE SECURITIES IN ANY
JURISDICTION TO ANY PERSON TO WHOM
IT IS UNLAWFUL TO MAKE SUCH OFFER
OR SOLICITATION IN SUCH JURISDICTION.
THE DELIVERY OF THIS PROSPECTUS AT
ANY TIME DOES NOT IMPLY THAT THE
INFORMATION IN THE PROSPECTUS IS
CORRECT AS OF ANY TIME SUBSEQUENT TO
ITS DATE.
- --------------------------------------------------

  TABLE OF CONTENTS
                                          Page
                                          ----
Available Information............         2
Incorporation of Certain
  Documents by Reference......            2
The Company......................         4
Ratio of Earnings to Fixed
  Charges...........................      6
Use of Proceeds...................        6
Description of Shares.............        6
Description of Debt
  Securities..........................    8

Description of Securities
  Warrants..........................      15
Plan of Distribution...............       18
Legal Matters......................       19
Experts..............................     19
- -------------------------------------

              MEDITRUST


             PROSPECTUS


         February 16, 1994

- -------------------------------------

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on February 17, 1994.

                                       MEDITRUST


                                       By:  /s/Abraham D. Gosman*
                                            --------------------------------
                                              Abraham D. Gosman, Chairman of
                                              the Board and Chief Executive
                                              Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Title                   Date

/s/Abraham D. Gosman*               Chairman of the         February 17, 1994
- ---------------------
Abraham D. Gosman                   Board and Chief
(Principal Executive Officer)       Executive Officer

/s/Lisa M. Pavelka*                 Treasurer and           February 10, 1994
- ---------------------
Lisa M. Pavelka  (Principal         Vice President
 Financial and Accounting Officer)

/s/David F. Benson*                 President and Trustee   February 17, 1994
- ---------------------
David F. Benson

/s/Edward W. Brooke*                Trustee                 February 17, 1994
- ---------------------
Edward W. Brooke

/s/Hugh L. Carey*                   Trustee                 February 17, 1994
- ---------------------
Hugh L. Carey

/s/Robert Cataldo*                  Trustee                 February 17, 1994
- ---------------------
Robert Cataldo

/s/Philip L. Lowe*                  Trustee                 February 17, 1994
- ---------------------
Philip L. Lowe

/s/Thomas J. Magovern*                Trustee                February 17, 1994
- ------------------------
Thomas J. Magovern

/s/Gerald Tsai, Jr.*                  Trustee                February 17, 1994
- ------------------------
Gerald Tsai, Jr.

/s/Frederick W. Zuckerman*            Trustee                February 17, 1994
- ------------------------
Frederick W. Zuckerman

/s/ Michael J. Bohnen
- ------------------------
Michael J. Bohnen, Attorney-in-Fact*

* A Power of Attorney was
  previously filed with the
  registration statement.



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